Exhibit 99.1

Foghorn Therapeutics Announces New Data Demonstrating BRD9 Degradation in Patient Tumor Biopsies and Discloses New Selective CBP Program
Initial Phase 1 data of FHD-609 show degradation of BRD9 in on-treatment metastatic tumor synovial sarcoma biopsies
New preclinical data demonstrate FHD-609 is highly selective, with no off-target IMiD neosubstrate degradation activity
Newly announced Selective CBP degrader program targeting EP300 mutant cancers impacting over 100,000 patients a year

CAMBRIDGE, Mass. -- (GLOBE NEWSWIRE) – October 26, 2022 -- Foghorn® Therapeutics Inc. (Nasdaq: FHTX), a clinical stage biotechnology company pioneering a new class of medicines that treat serious diseases by correcting abnormal gene expression, today will present new data across its protein degradation platform at Hanson Wade’s 5th Annual Targeted Protein Degradation Summit. Early clinical data from the ongoing Phase 1 study of FHD-609 in synovial sarcoma and preclinical data from a newly disclosed program targeting CREB binding protein (CBP) in EP300 mutated cancers reinforce Foghorn’s significant advancement across its protein degradation platform and pipeline.
“These data highlight the broad and unique capabilities of our protein degradation platform, which is designed to optimize the selectivity, safety, efficacy and administration of our protein degraders,” said Danette Daniels, Vice President of Foghorn’s protein degradation platform. “We demonstrate highly potent and specific degradation of BRD9 with FHD-609 and, more significantly, in vivo loss of BRD9 in patient solid tumors. Additionally, we are excited to announce our new protein degrader program, Selective CBP, which has potential broad therapeutic applications in cancer.”
FHD-609 is a potent, selective, intravenously administered protein degrader of BRD9, a component of the ncBAF complex, initially being developed for synovial sarcoma and SMARCB1-loss tumors. Preclinical studies have demonstrated tumor growth inhibition in synovial sarcoma, a cancer genetically dependent on BRD9. Initial clinical data that will be presented today, from two patients in the study with metastatic synovial sarcoma treated with the same low dose of FHD-609 from the ongoing Phase 1 dose escalation study, show degradation of BRD9 in on-treatment metastatic tumor biopsies. Preclinical data also show exquisite selectivity with FHD-609, potentially avoiding the adverse effects associated with unwanted off-target degradation. Foghorn will also include preclinical data highlighting the development of an orally bioavailable BRD9 selective degrader, demonstrating capabilities for both oral and IV formulations.
During the conference, Foghorn will also disclose the addition of its selective CBP degrader targeting EP300 mutant cancers to its pipeline. The Selective CBP program is aimed at degrading the CREB binding protein and has potential in subsets of several cancers such as bladder, colorectal, breast, gastric and lung. Using selective CBP degraders, the program plans to exploit the synthetic lethal relationship it shares with its paralog EP300 to identify and treat those patients with EP300 mutated cancers. If successful, the Selective CBP program has the potential to provide a new therapeutic option for over 100,000 patients a year.

“These data we are presenting this week not only highlight the strength and growing capabilities of our platform, but further establish Foghorn as a leader in the protein degradation field,” said Adrian Gottschalk, Foghorn CEO. “We look forward to presenting the initial safety and efficacy data from the ongoing FHD-609 Phase 1 dose escalation trial in synovial sarcoma in 2023.”
For a copy of the presentation, please click here.
About FHD-609
FHD-609 is a potent, selective, intravenously administered protein degrader of BRD9, a component of the ncBAF complex. Preclinical studies have demonstrated tumor growth inhibition in synovial sarcoma, a cancer genetically dependent on BRD9. To learn more about the first-in-human clinical trial of FHD-609 in synovial sarcoma, please visit ClinicalTrials.gov.
About Synovial Sarcoma
Synovial sarcoma is a rare, often aggressive soft tissue sarcoma that originates from different types of soft tissue, including muscle or ligaments. Synovial sarcoma can occur at any age but is most common among adolescents and young adults. It represents around 5-10% of all soft tissue sarcomas, with ~800 new cases each year in the United States. Surgery remains the most effective treatment for synovial sarcoma, and there are limited therapeutic treatment options.
About Foghorn Therapeutics
Foghorn® Therapeutics is discovering and developing a novel class of medicines targeting genetically determined dependencies within the chromatin regulatory system. Through its proprietary scalable Gene Traffic Control® platform, Foghorn is systematically studying, identifying and validating potential drug targets within the chromatin regulatory system. The Company is developing multiple product candidates in oncology. Visit our website at www.foghorntx.com for more information on the company, and follow us on Twitter and LinkedIn.

Forward-Looking Statements
This press release contains “forward-looking statements.” Forward-looking statements include, but are not limited to, statements concerning the Company’s clinical trials, including the Company’s Phase 1 clinical trial of FHD-609 in synovial sarcoma and SMARCB1-loss tumors, and to its ongoing research efforts. Forward-looking statements include statements regarding the Company’s clinical trials, product candidates and research efforts and other statements identified by words such as “could,” “may,” “might,” “will,” “likely,” “anticipates,” “intends,” “plans,” “seeks,” “believes,” “estimates,” “expects,” “continues,” “projects” and similar references to future periods. Forward-looking statements are based on our current expectations and assumptions regarding capital market conditions, our business, the economy and other future conditions. Because forward-looking statements relate to the future, by their nature, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. As a result, actual results may differ materially from those contemplated by the forward-looking statements. Important factors that could cause actual results to differ materially from those in the forward-looking statements include regional, national or global political, economic, business, competitive, market and regulatory conditions, including risks relating to our clinical trials and other factors set forth under the heading “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2021 and subsequent Quarterly Reports on Form 10-Q, as filed with the Securities and Exchange Commission. Any forward-looking statement made in this press release speaks only as of the date on which it is made.

Contact:
Ben Strain, Foghorn Therapeutics Inc. (Media and Investors)
bstrain@foghorntx.com
Karin Hellsvik, Foghorn Therapeutics Inc. (Media)
khellsvik@foghorntx.com
Michael Lampe, ScientPR (Media)
michael@scientpr.com
Hans Vitzthum, LifeSci Advisors (Investors)
hans@lifesciadvisors.com